UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

Mimvi, Inc.

(Exact name of registrant as specified in its charter)

Nevada	26-0685980
(State or other jurisdiction of	(IRS Employee Identification No.)
incorporation or organization)

440 North Wolfe Road

Sunnyvale, California 94085

(Address, including zip code, of registrant’s principal executive offices)

Amended and Restated 2010 Stock Incentive Plan 2013 Consultant Stock Plan
(Full title of the plan)

GKL Registered Agents/Filings, Inc.

(775) 841-0644

(Telephone number, including area code, of agent for service)

COPIES TO:

Michael Poutre

President and Chief Executive Officer

Mimvi, Inc.

440 North Wolfe Road

Sunnyvale, California 94085

Phone: (818) 746-5816

Peter Hogan, Esq.

Richardson & Patel, LLP

1100 Glendon Avenue, Suite 850

Los Angeles, CA 90024

Phone: (310) 208-1182

Fax: (310) 208-1154

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	4,500,000	(2)	$0.45	(10)	$2,025,000	$276.21
Common Stock	350,000	(3)	$0.14	(10)	$49,000.00	$6.68
Common Stock	4,100,000	(4)	$0.42	(10)	$1,722,000.00	$234.88
Common Stock	1,145,000	(5)	$0.38	(10)	$397,100.00	$54.16
Common Stock	250,000	(6)	$0.20	(10)	$50,000.00	$6.82
Common Stock	4,000,000	(7)	$0.30	(10)	$1,200,000.00	$163.68
Common Stock	1,955,000	(7)	$0.28	(10)	$547,400	$74.66
Common Stock	3,700,000	(8)	$0.28	(11)	$1,036,000	$141.31
Common Stock	2,000,000	(8)	$0.28	(11)	$560,000	$76.38

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Represents the number of shares of common stock currently reserved for issuance for options that were granted in November 2010 but have not been exercised by the recipient pursuant to the Amended and Restated 2010 Stock Incentive Plan.

(3) Represents the number of shares of common stock currently reserved for issuance for options that were granted in August 2012 but have not been exercised by the recipient pursuant to the Amended and Restated 2010 Stock Incentive Plan.

(4) Represents the number of shares of common stock currently reserved for issuance for options that were granted in October 2012 but have not been exercised by the recipient pursuant to the Amended and Restated 2010 Stock Incentive Plan.

(5) Represents the number of shares of common stock currently reserved for issuance for options that were granted in November 2012 but have not been exercised by the recipient pursuant to the Amended and Restated 2010 Stock Incentive Plan.

(6) Represents the number of shares of common stock currently reserved for issuance for options that were granted in May 2012 but have not been exercised by the recipient pursuant to the Amended and Restated 2010 Stock Incentive Plan.

(7) Represents the number of shares of common stock currently reserved for issuance for options that were granted in February 2013 but have not been exercised by the recipient pursuant to the Amended and Restated 2010 Stock Incentive Plan.

(8) Represents the number of shares of common stock currently reserved for issuance for options that are available to be granted pursuant to the Amended and Restated 2010 Stock Incentive Plan.

(9) Represents the number of shares of common stock currently reserved for issuance pursuant to the 2013 Consultant Plan.

(10) Determined pursuant to Rule 457(h)(1) upon the basis of the price at which the options may be exercised.

(11) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the last sales price on February 22, 2013, as reported on the OTCQB.

EXPLANATORY NOTE

This Registration Statement also includes, pursuant to General Instruction E to Form S-8 and Rule 429 of the Securities Act, a re-offer prospectus in Part I (the “Reoffer Prospectus”), which may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 5,000,000 shares of Common Stock issuable upon the exercise of outstanding options granted pursuant to the Company’s Amended and Restated 2010 Stock Incentive Plan. These shares constitute “control securities” or “restricted securities” which may become issuable after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the Commission. Statements contained in this Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules and regulations of the Commission, this Registration Statement omits certain information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees, directors or consultants as specified in Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Reoffer Prospectus

5,000,000 Shares

MIMVI, INC.

Common Stock

This reoffer prospectus relates to offers and sales by certain of our executive officers and directors (also called Selling Stockholders) who may be deemed “affiliates” of the Company of our common stock that may be acquired by such persons upon the exercise of stock options. This prospectus covers up to 5,000,000 shares of Common Stock issuable or that may become issuable upon the exercise of outstanding options granted pursuant to the Company’s Amended and Restated 2010 Stock Incentive Plan to the Selling Stockholders.

For a list of the Selling Stockholders, please see “Selling Stockholders.” We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the options in cash, or in equivalent tendered or net exercised shares, if and when those options are exercised by the Selling Stockholders. We will pay the expenses of registering these shares.

Our common stock is traded under the symbol “MIMV” on the OTC Market. The closing sale price for our common stock on February 22, 2013 was $.28 per share.

The shares included in this prospectus may be offered and resold directly by the Selling Stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which a Selling Stockholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock before making an investment, read the “Risk Factors,” which begin on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is February 25, 2013.

TABLE OF CONTENTS

COMPANY OVERVIEW	2

RISK FACTORS	4

FORWARD-LOOKING STATEMENTS

USE OF PROCEEDS	7

SELLING STOCKHOLDERS	7

PLAN OF DISTRIBUTION	7

LEGAL MATTERS	9

EXPERTS	9

INFORMATION INCORPORATED BY REFERENCE	11

WHERE YOU CAN FIND MORE INFORMATION	9

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	9

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

COMPANY OVERVIEW

Mimvi, Inc. is a technology company that develops advanced mobile apps, algorithms and technology for personalized search, recommendation and discovery services for the mobile app and social networking industry. Our personalization technology automates the organization of content connected to mobile apps and social networking apps. In detail, it extracts intelligent connections between mobile apps during the process of personalization, recommendation and discovery on the mobile internet. Behind our technology is a unique, powerful and proprietary set of algorithms. These algorithms are optimized for various categories of content such as mobile apps, social networking apps, and web apps. Our technology platform applies to all content on the Mobile Internet, although we focus our technology on a search, recommendation and discovery platform that can be used by consumers and mobile app and social networking developers.

Consumers generally know what they want in terms of mobile apps and social networking apps but do not necessarily know how or where to find them. Consumers today are forced to spend substantial time and energy to locate and organize the mobile apps, products, services and social networking content they desire.

During the last fifteen to twenty years, standard search engine technology has been able to provide valuable but only partial solutions toward helping consumers find the content they are looking for. New kinds of search companies are beginning to arise that provide value beyond today’s commoditized and limited search results. Mimvi leads this new revolution with its search, recommendation and discovery technology platform utilizing advanced algorithms that automates intelligent connections while organizing content. In detail, not only does Mimvi’s platform automate the process of search, but importantly, the process of personalization, recommendation and discovery of content. Our personalization technology platform applies to all content on any device, including mobile apps on social networking sites such as Facebook and Google+ and mobile apps for Apple’s iPhone and iPad, Google Android devices and tablets, Samsung, Microsoft Windows Mobile platforms and RIM Blackberry devices and tablets. However, we are currently focusing our technology in the area of mobile app development, and search, recommendation and discovery of mobile apps and social networking apps.

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The fierce competitive landscape of mobile apps presents a huge opportunity for Mimvi to provide a solution to consumers that will automatically organize and recommend mobile apps for all mobile platforms in an unbiased and agnostic way.

Transactions, revenue and profit that occur on our personalization platform are composed of recommended products, merchandise and advertisements from large companies to small individuals. Our own personalization technology and algorithms are used to create contextual and relevant matches between the content it organizes and the products, merchandise and services from advertisers large and small. These approaches are applied to sponsored search results, in-app transactions and matching relevant mobile apps to mobile content and web content utilizing our MimviLink platform. This platform functions as an advertising network similar to Google's AdSense where instead of text ads, mobile apps are matched to content.

Business Overview

Mobile applications are the new “websites” and mobile devices are the new “browsers”. Our technology excels at helping people search for and find personalized mobile apps such as iPhone apps, Google Android apps, Windows Mobile apps, and many others.

A multi-billion dollar revenue difference exists that favors leading search engines over leading social networks. Our business combines the value of search engines and social networks to provide the world’s largest personalized search and recommendation engine for social networking apps, and mobile app.

While standard search algorithms require a lot of active work on the users part, our cognitive computing algorithms are designed to automate the search, discovery and recommendation process with personalization technology. This works especially well when users want to passively, similar to watching TV, interact with content on the Mobile Internet or within the enterprise.

Our strategists understand that consumers need services that simplify their daily routines as opposed to making them more complex. This strategy wrapped around a platinum class of advanced search algorithms and technology provides relevant search results without having to actively search for apps, entertainment and product recommendations. Powerful automated discoveries add to a higher quality of life that can inspire and be shared with family and friends. By achieving this, the Company’s product becomes a part of the consumer’s daily lives.

Services and Products

Our products branch from our core search, discovery and personalization technology platform. These products include:

Specialized Web and Mobile Content Crawling and Aggregation Systems

We have developed technology that algorithmically targets, aggregates and monitors mobile application marketplaces from Apple, Google, Facebook and many other mobile and social platform providers. Our technology ‘talks’ to sites like these to determine what content is available to better organize for the consumer. The technology does not store content but rather data related to the content that can be used to provide better search, recommendation and discovery into these content storage sites.

Our specialized content aggregation systems target, aggregates and monitors social networking apps, iPhone an iPad apps, Android apps and other mobile app sites and marketplaces such as those provided by Facebook, Apple, Google, Windows and other mobile carriers and platforms. Our technology generates data that enables advanced search, recommendation and discovery of all mobile apps found on the web and on mobile operating systems.

Advanced Personalization, Recommendation, Automated Discovery and Matching Platforms

Our personalization platforms consist of algorithms that contextually match content to consumer demand. These algorithms gather and generate context surround this content to provide advanced search, recommendation and discovery. Mimvi algorithms are based on vector space methods. Combining these methods results in the Mimvi personalized search, recommendation, discovery and matching platforms.

Vector Space Search Indexing Technology

The individual algorithmic component of vector space indexing enables the Company to generate context vectors of context for content such as mobile apps and websites. These vectors can be compared with other vectors for advanced contextual matching of mobile apps.

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Vertical & Specialized Search Engines for Mobile and Social Networking Apps

Using the above mentioned methods and platforms, our technology includes vertical search and specialized search interfaces that focus on specific content providing a more targeted search result set.

Algorithm Development Services

We offer vector space algorithm development for customized solutions applied to mobile platforms, social networks, consumer websites and enterprise partners.

Powerful Application Programming Interfaces (APIs) for Partners & Third Parties

All of our technology platforms come enabled with APIs for efficient access and development of third party applications. This results in a broad ecosystem of close partners that benefit from our technology.

Simplified Scalable Consumer Mobile, Social and Web Offerings

Our technology’s core is its ability to offer search and recommendation technology to mobile app stores and social networks in a scalable manor to maintain user retention while increasing user adoption. These abilities enable the consumer with simple and transparent access to powerful personalized search, recommendation and discovery interfaces.

MimviLink™

MimviLink enables mobile app developers and advertisers to match Web and Mobile Content to relevant mobile apps. MimviLink™ provides a way for consumers to access mobile apps related to the content they are viewing on the web. MimviLink™ enables any company or individual with a mobile app to gain greater exposure for their mobile app by having it matched and displayed next to relevant web and mobile content.

RISK FACTORS

The following important factors, and the important factors described elsewhere in this report or in our other filings with the SEC, could affect (and in some cases have affected) our results and could cause our results to be materially different from estimates or expectations. Other risks and uncertainties may also affect our results or operations adversely. The following and these other risks could materially and adversely affect our business, operations, results or financial condition.

An investment in the Company is highly speculative in nature and involves an extremely high degree of risk. A prospective investor should consider the possibility of the loss of the investor's entire investment and evaluate all information about us and the risk factors discussed below in relation to his financial circumstances before investing in us.

Risks Related to the Company's Operations

We have limited financial resources and are dependent on raising additional funds to support future operations.

As of September 30, 2012, we had $300,136 in cash and $560,886 in total current assets and we had total current liabilities of $1,186,604. The latter represents the total amount of debts and liabilities that we owed and which are due for payment within 12 months of September 30, 2012. We have limited funds to pay current debts and liabilities. Should one or more of our creditors demand immediate payment, we are not likely to have the resources to pay or satisfy any such claims. If the Company cannot raise additional funds it could face a risk of insolvency.

We have incurred continued operating losses and we lack a history of operations upon which an investor can assess our business and plans.

We incurred $2,125,436 in net losses for the nine months ended September 30, 2012 and $9,484,488 in cumulative net losses from inception (August 7, 2007) to December 31, 2011. As a development stage or "start-up" company we anticipate that we will likely incur significant additional losses in the future as well. We do not have any significant revenue-producing operations and we continue to incur costs and expenses for the development of our technology, administrative costs, and other expenses. Further, because we are entering a new business, we lack a substantial operating history on which to base our anticipated expenses and revenues. There is no assurance that we will be successful or that we will be profitable or achieve positive cash flow in the future.

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Qualified Auditor's Opinion: Going Concern.

Our independent public accountants issued a qualified opinion on our financial statements as of and for the two years ended December 31, 2011 with respect to uncertainties concerning our ability to continue as a going concern.

Our Common Stock is Subordinate to Existing and Future Debt.

All of our common stock is and will remain subordinate to the claims of our existing and future creditors. As of September 30, 2012, we had $1,186,604 reflected as total liabilities on our balance sheet. These existing claims together with likely additional debts, obligations, and other commitments that we give to others in the future, will be superior to any rights and interests of our stockholders.

Significant Control of the Company is held by management.

Our present directors and officers hold the power to vote an aggregate of about 17% of our common shares as of February 22, 2013. As a result, any person who acquires our common shares will likely have little or no ability to influence or control the Company.

Due to a limited public market our Common Stock may not be easily sold.

There is a limited trading market for our common shares, and there is no guarantee that a continuous liquid trading market will subsequently develop. All of our common shares are traded only on the OTC Bulletin Board and the OTCQB and there can be no assurance that the common shares will ever gain any liquid trading volumes in any other market or gain listing on any stock exchange.

Our business is difficult to evaluate because we have no recent operating history.

As the Company has no recent operating history and minimal revenue, there is a risk that we will be unable to continue as a going concern. We will, in all likelihood, sustain operating expenses without corresponding revenues.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our stock is likely to be highly volatile because there has been a relatively thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to repurchase or resell our common stock easily following periods of volatility because of the market's reaction to volatility.

Other factors that could cause such volatility may include, among other things:

• announcements concerning our strategy,

• litigation; and

• general market conditions.

Because our common stock is considered a "penny stock" any investment in our common stock is considered to be a high-risk investment and is subject to restrictions on marketability.

Our common stock is currently traded on the OTCQB and is considered a "penny stock." The OTCQB is generally regarded as a less efficient trading market than the NASDAQ Capital Market.

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The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock.

Since our common stock is subject to the regulations applicable to penny stocks, the market liquidity for our common stock could be adversely affected because the regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus your ability to sell our common stock in the secondary market. There is no assurance our common stock will be quoted on NASDAQ or the NYSE or listed on any exchange, even if eligible.

The Company may issue more shares which will result in substantial dilution.

Our Certificate of Incorporation authorizes the issuance of a maximum of 300,000,000 shares of common stock and 50,000,000 preferred shares. Our Board of Directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or preferred stock are issued, dilution to the interests of our stockholders will occur and the rights of the holders of common stock might be materially and adversely affected.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

You may not be able to sell your shares in our company because there is no public market for our stock.

The current and potential market for our common stock is limited. In the absence of being listed, no market is available for investors in our common stock to sell their shares. We cannot guarantee that a meaningful trading market will develop.

The trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. In addition, the stock market may experience extreme price and volume fluctuations, which, without a direct relationship to the operating performance, may affect the market price of our stock.

We have never paid dividends on our common stock.

We have never paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business strategy.

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USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock by the Selling Stockholders pursuant to this prospectus. However, we will receive the sale price of any common stock we sell to the Selling Stockholders upon exercise by them of their options. If the Selling Stockholders were to purchase all of their options being registered hereunder for cash, we would receive a maximum of approximately $2,160,000 of total proceeds. These amounts, and the number of shares issued upon exercise of the options, may be reduced to the extent that the Selling Stockholders elect to pay for the exercise by canceling a portion of the options as may be provided under some of the agreements or as may be approved by the Plan Administrator on a case-by-case basis. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares, including specified legal and accounting fees.

SELLING STOCKHOLDERS

We are registering our shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. The table below lists the Selling Stockholders and other information regarding the beneficial ownership of our shares of common stock by each of the Selling Stockholders, including the number of shares of our common stock beneficially owned by each Selling Stockholder as of February 22, 2013.

Each of the Selling Stockholders is currently, or has been within the past three years, an employee, officer, director or consultant of ours. The shares being registered for reoffer and resale were acquired by the Selling Stockholders named below pursuant to the Amended and Restated 2010 Stock Plan.

Name of Selling Stockholder	Position	Number of Shares Beneficially Owned		Number of Shares Offered	Number of Shares Beneficially Owned After Offering (6)	Percentage of Shares Beneficially Owned After Offering (1)

Kasian Franks (2)	Chairman of the Board and Chief Visionary Officer	11,253,333	(3)	2,083,333	9,170,000	13.9%
Michael Poutre (2)	Chief Executive Officer and Director	2,083,333	(4)	583,333	1,500,000	2.3%
Kevin Conner (2)	Chief Financial Officer, Treasurer and Secretary	750,000	(5)	583,333	475,000	* %

* Less than 1%

(1) Based on 66,004,855 common shares outstanding on February 22, 2013.

(2) Address: c/o Mimvi, Inc., 440 North Wolfe Road, Sunnyvale, CA 94085.

(3) Includes (i) 9,170,000 shares directly held by Mr. Franks; and (ii) 2,083,333 shares which are issuable upon exercise of options that are presently exercisable or exercisable within sixty (60) days of February 22, 2013.

(4) Includes (i) 1,500,000 shares which are directly held by Mr. Poutre; and (ii) 583,333 shares that are presently exercisable or exercisable within sixty (60) days of February 22, 2013.

(5) Includes (i) 250,000 shares held by Conner LLP; (ii) 225,000 shares held by Westrock Partners; and (ii) 583,333 shares that are presently exercisable or exercisable within sixty (60) days of February 22, 2013. Mr. Conner is a partner in Conner LLP and the president and chief executive officer of Westrock Partners, Inc. Westrock Partners, Inc. is the general partner of Westrock Partners.

(6) Assumes all the shares offered hereby are sold to persons who are not affiliates of the Selling Stockholders and the Selling Stockholders sell no other shares they beneficially own.

PLAN OF DISTRIBUTION

We are registering shares of our common stock to permit the resale of these shares of our common stock by the holders of such shares of our common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of our common stock, other than the sale price of any common stock we sell to Selling Stockholders upon the exercise of their options or warrants. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

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The Selling Stockholders may sell all or a portion of the shares of our common stock owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales (provided that no short sales shall occur prior to the effectiveness of this Registration Statement and prospectus);
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or others, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of our common stock to broker-dealers or others that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We cannot assure you that any Selling Stockholder will sell any or all of the shares of our common stock registered pursuant to the shelf Registration Statement, of which this prospectus forms a part.

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The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations there under, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to various registration rights agreements, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the shelf Registration Statement, of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The law firm of Richardson & Patel, LLP will render an opinion with respect to the validity of the shares of our common stock covered by this prospectus.

EXPERTS

Our financial statements for the twelve month periods ended December 31, 2011 and 2010 have been audited by De Joya Griffith, LLC to the extent and for the periods indicated in their report thereon which is incorporated by reference into this prospectus. Such financial statements are incorporated by reference into this prospectus in reliance upon the report of De Joya Griffith, LLC and upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with that act, file periodic reports, proxy statements and other information with the Commission. The periodic reports, proxy statements and other information filed by us are available for inspection and copying at prescribed rates at the Commission’s Public Reference Room at Headquarters Office, 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information about the operation of the Commission’s Public Reference Room. The Commission also maintains an Internet site that contains all reports, proxy statements and other information that we file electronically with the Commission. The address of that website is http://www.sec.gov. You may obtain a copy of any of these documents at no cost, by writing or calling us at the following address or telephone number: Mimvi, Inc., 440 North Wolfe Road, Sunnyvale, CA 94086; 818-483-3583. Our website is http://www.mimvi.com.

We have filed with the Commission a Registration Statement on Form S-8 under the Securities Act for the common stock offered under this prospectus. The Registration Statement, including the exhibits to the Registration Statement, contains additional information about us and the common stock offered by this prospectus. The rules and regulations of the Commission allow us to omit from this prospectus certain information that is included in the Registration Statement. For further information about us and our common stock, you should review the Registration Statement and the exhibits filed with the Registration Statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Pursuant to Nevada Revised Statutes Section 78.751 and 78.7502, we must indemnify any of our directors, officers, employees or agents who are successful on the merits or otherwise in defense of any action or suit. This indemnification includes expenses, including attorney’s fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as our officer or director. We may indemnify these individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because the individual is our director or officer. The individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.

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Our Articles of Incorporation provide that no officer or director shall be personally liable to our corporation or our stockholders for monetary damages except as provided pursuant to Nevada law. Our Bylaws and Articles of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our company, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. In addition, we may maintain liability insurance for those persons. We also have the power to defend such person from all suits or claims in accord with Nevada law. The rights accruing to any person under our Bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our bylaws or articles of incorporation.

Further, we have outstanding indemnification agreements with our officers and directors. In general, the indemnification agreements provide that the Company will, to the fullest extent permitted by Nevada law and subject to certain limitations, indemnify the director or officer against certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts that may be incurred in connection with the defense or settlement of any claim, criminal, civil or administrative action or proceeding to which the director or officer becomes subject in connection with his service as a director or officer of the Company. The agreements provide for indemnification rights regarding both third-party claims and proceedings brought by or in the right of the Company. In addition, each indemnification agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement to the fullest extent permitted by Nevada law. The indemnification agreements supersede all prior indemnification agreements entered into with the directors and officers. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitees may be entitled, including any rights arising under the Articles of Incorporation or By-Laws of the Company, or Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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PART II

Item 3.   Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this registration statement:

(a)	The Annual Report for the fiscal year ended December 31, 2011, filed by the registrant with the Securities and Exchange Commission (the “Commission”) on Form 10-K on April 16, 2012, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)	The Quarterly Reports for the fiscal quarters ended March 31, 2012, June 30 2012, and September 30, 2012, filed by the registrant with the Commission on Form 10-Q on May 21, 2012, August 17, 2012, and November 20, 2012, respectively; and

(c)	The Current Reports filed by the registrant with the Commission on Form 8-K on July 9, 2012, August 10, 2012, September 25, 2012, October 12, 2012, and January 7, 2013.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

All documents subsequently filed by Mimvi, Inc. (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this prospectus. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company undertakes to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written request of any such person to the Company, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to Michael Poutre, Mimvi, Inc., 440 North Wolfe Road, Sunnyvale, California 94085 or call (818) 746-5816.

Item 4.   Description of Securities

Not required to be filed with this registration.

Item 5.   Interests of Named Experts and Counsel

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement. In addition, Richardson & Patel, LLP holds a warrant exercisable for 400,000 shares of the Company’s common stock.

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Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires the Company to indemnify our directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with his defense, if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

Charter Provisions and Other Arrangements

The Corporation shall indemnify, in the manner and to the fullest extent permitted by Nevada law (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation, to the fullest extent permitted by Nevada law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by Nevada law, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, finds and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this Article, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this Article. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by Nevada law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Nevada General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors’ and officers’ liability insurance.

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The Company also has a $1,000,000 directors and officers liability insurance policy.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

5.1	Opinion regarding legality
23.1	Consent of De Joya Griffith, LLC
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)
99.1	Amended and Restated 2010 Stock Incentive Plan
99.2	2013 Consultant Stock Plan

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, California, on February 25, 2013.

Mimvi, Inc.

/s/ Michael Poutre
By: Michael Poutre
Its: President and Chief Executive Officer

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POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Michael Poutre and Kevin Conner, and each of them, with full power to act without the other, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Poutre	Chief Executive Officer and Director(Principal Executive Officer)	February 25, 2013
Michael Poutre

/s/ Kasian Franks	Chairman of the Board of Directors	February 25, 2013
Kasian Franks

/s/ Kevin Conner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 25, 2013
Kevin Conner

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EXHIBIT INDEX

Exhibit	Description

5.1	Opinion regarding legality
23.1	Consent of De Joya Griffith, LLC
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)
99.1	Amended and Restated 2010 Stock Incentive Plan
99.2	2013 Consultant Stock Plan

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